Exhibit 99.1

Newtek Business Services Reports Full Year 2007 Financial Results

Company Explores Use of Fair Market Value Accounting for Capco Segment

Issues Guidance for 2008

New York, N.Y. - March 27, 2008 - Newtek Business Services, Inc. (NASDAQ: NEWT) (www.newtekbusinessservices.com), a provider of business services and financial products to the small- and medium-sized business market, reports today its financial results for the full year ended December 31, 2007 and issued guidance for 2008.

Full Year 2007 Overview

•	Total revenue increased by 5.6%, to $92.8 million.

•	Total 2007 revenue for the three core operating segments – electronic payment processing, web hosting and SBA lending – increased 20% over 2006.

•	Cash and cash equivalents, and restricted cash totaled $38.3 million, or $1.06 per share, at December 31, 2007.

•	The Company is exploring the adoption of SFAS 159 in connection with the accounting for the Capco segment operations.

•	Full year 2007 pre-tax loss of $17.1 million compared to a pre-tax loss of $3.2 million in 2006.

•	Total number of business accounts increased 16% to over 87,000 at December 31, 2007.

Barry Sloane, chairman and chief executive officer of Newtek Business Services, Inc. said, “Throughout 2007, we continued to focus on more clearly representing our core businesses which provide services to the small- and medium-sized business market. That said, we are pleased to announce we are exploring the adoption of fair market value accounting treatment—SFAS 159—which will enable us to simplify our financials and the reporting structure for our Capco segment, and clearly depict our operating businesses. The Company expects that this adoption would result in a decrease in future non-cash losses associated with the Capco segment and a corresponding one-time reduction of the Company’s retained earnings.”

2007 Financial Results

For the full year ended December 31, 2007, the Company reported a loss before benefit for income taxes and discontinued operations of $17.1 million, compared to a loss before benefit for income taxes and discontinued operations of $3.2 million, for the same period last year. The Company reported a net loss of $11.2 million, or $(0.31) per share, in 2007, compared to a net loss of $2.1 million, or $(0.06) per share, in 2006.

Mr. Sloane commented, “Over half of our pre-tax net loss was primarily due to the $9.4 million non-cash loss attributable to our Capcos. It is important to note that this non-cash loss will naturally progress downward and have less of an impact on our earnings going forward even without the adoption of SFAS 159. The remaining loss predominantly reflects increased expenses associated with corporate activities primarily related to salaries and benefits, to support the overall increase in our business flow. In addition, we experienced pressure on earnings in our core operating segments related to specific events in each of those segments.”

Mr. Sloane continued, “As previously reported and expected, our electronic payment processing segment incurred a $1.8 million charge-back from a single merchant. In our lending segment, we experienced a material decrease in the premium received and servicing fee income created upon the sale of guaranteed loans due to market conditions, and we sold fewer unguaranteed loans. Finally, our web hosting segment incurred increased rent and electricity costs associated with a move to a larger 5,000 square foot server facility, which gives us approximately 50 percent more capacity to support our growth.”

For the full year ended December 31, 2007, total revenue increased by $4.9 million, or 5.6 percent, to $92.8 million compared to $87.9 million one year ago. Total revenue from the three core business services segments - electronic payment processing, web hosting and SBA lending - increased to $80.3 million, or 20 percent, in 2007 compared with $66.7 million in 2006. These three segments represented 87 percent of total revenue in 2007, an increase from 76 percent of total revenue in 2006. Capco non-cash revenue decreased to 5.7 percent of total revenue in 2007 from 17.8 percent of total revenue in 2006

Mr. Sloane stated, “While we certainly faced some challenges in 2007, we also experienced several accomplishments, all of which bring us closer to our goal of becoming the premier company small- and medium-sized businesses choose to meet all of their business service needs.”

Mr. Sloane continued, “We added new products and services to our already robust suite of business solutions in order to better meet the universal needs of our customers and to help penetrate our potential customer base. In fact, we reached over 87,000 business accounts at the end of 2007, a 16 percent increase over 2006. In addition, in 2007 we partnered with NewAlliance Investments, Inc., PSCU Financial Services, Inc. and AIG, adding to our brand-name-recognized list of strategic alliance partners, and increasing the number of distribution channels for our financial products and business services. Finally, we enhanced and expanded our operations, making key investments in talented staff and facilities to support our continued growth and long-term strategy.”

Mr. Sloane concluded, “We ended 2007 with a strong cash position of $38.3 million, or $1.06 per share, and experienced double-digit total revenue growth in our operating segments. Our service operations are built to scale and give us significant operating leverage. Furthermore, our full suite of business services and the process in which we distribute these services and acquire our customers is unmatched. As a result, we truly believe we are well positioned to capitalize on the short- and long-term opportunities the market has to offer.”

Use of Fair Market Value Accounting for Capco Segment

In February 2007, the FASB issued SFAS No.159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is exploring adoption of SFAS 159 in connection with certain of the financial elements of the Capco segment commencing January 1, 2008. If adopted, SFAS 159 will have a material non-cash effect on the Company’s statement of operations and financial position. The Company expects that adoption will result in a decrease in future non-cash losses associated with the Capco segment and a one-time reduction of the Company’s retained earnings. Please see Company’s guidance below for an indication of the potential impact the adoption of SFAS 159 will have on the Company.

Outlook for 2008

The Company expects 2008 consolidated revenues to be between $100.5 million and $103.1 million. In 2008, it expects a loss before benefit for income taxes and discontinued operations of between $16.9 million and $19.3 million. If the Company adopts SFAS 159 as described above, consolidated revenue will be between $101.5 million and $104.1 million and loss before benefit for income taxes and discontinued operations will be between $9.6 million and $12.0 million. Such an adoption would cause an estimated one-time reduction of the Company’s retained earnings of between $20.0 and $25.0 million. Quarterly and annual guidance by segment for revenue, loss before benefit for income taxes and discontinued operations, and EBITDA are provided in the tables below.

Cautionary Statement

2008 Guidance information contained in this press release is based on management’s current expectations. These statements are forward looking and actual results may differ materially. See “Note Regarding Forward Looking Statements” below.

Use of Non-GAAP Financial Measures

In evaluating its business, Newtek considers and uses EBITDA as a supplemental measure of its operating performance. The Company defines EBITDA as earnings before interest expense, taxes, depreciation and amortization. Newtek uses EBITDA as a supplemental measure to review and assess its operating performance. The Company also presents EBITDA because it believes it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance.

The term EBITDA is not defined under U.S. generally accepted accounting principles (“U.S. GAAP”), and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool and, when assessing the Company’s operating performance, investors should not consider EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, EBITDA does not reflect the Company’s actual cash expenditures. Other companies may calculate similar measures differently than Newtek, limiting their usefulness as comparative tools. Newtek compensates for these limitations by relying primarily on its GAAP results and using EBITDA only supplementally.

Full Year 2007 Conference Call and Webcast

A conference call to discuss these results will be hosted by Barry Sloane, chairman and chief executive officer, and Seth Cohen, chief financial officer, today Thursday, March 27, 2008 at 4:15 p.m. ET. The live conference call can be accessed by dialing (877) 419-6597 (domestic) or (719) 325-4914 (international).

A live audio webcast of the call and the corresponding presentation will be available in the ‘Events & Presentation’ section of the Investor Relations portion of Newtek’s website at www.newtekbusinessservices.com. A replay of the webcast with the corresponding presentation will be available on Newtek’s website shortly following the live presentation. The telephone replay can be accessed by dialing (888) 203-1112 (domestic) or (719) 457-0820 (international), and using the replay passcode 8467588.

About Newtek Business Services, Inc.

Newtek Business Services, Inc. is a direct distributor of a wide range of business services and financial products to the small- and medium-sized business market under the Newtek™ brand.

Since 1999, Newtek has helped small- and medium-sized business owners realize their potential by providing them with the essential tools needed to manage and grow their businesses, and to compete effectively in today’s marketplace. Newtek provides one or more of its services to over 87,000 business accounts, and has positioned the Newtek™ brand as a one-stop-shop provider of business services to the small- and medium-sized business market. According to the U.S. Small Business Administration, there are over 26.8 million small businesses in the United States, which in total represent 99.7 percent of all employer firms.

Newtek’s 10 business service lines include:

•

Electronic Payment Processing: Electronic solutions to accept non-cash payments, including credit and debit card, check conversion, remote deposit capture, ACH processing, and electronic gift and loyalty card programs.

•

Business Lending: Broad array of lending products including SBA 7(a), conventional commercial real estate and SBA 504 loans, account receivables financing, business lines of credit and business credit cards.

•	Web Hosting: Full-service web host which offers shared and dedicated web hosting and related services, including domain registration and online shopping cart tools.

•	Insurance Services: Commercial and personal lines of insurance, including health and employee benefits, in all 50 states, working with over 40 insurance carriers.

•	Web Design and Development: Customized web design and development services for a powerful web presence.

•	Data Backup, Storage and Retrieval: Fast, secure, off-site data backup, storage and retrieval designed to meet the specific regulatory and compliance needs of any business.

•	Payroll: Complete payroll management and processing services.

•	Outsourced Digital Bookkeeping: Bookkeeping and financial information management solutions at a fraction of the cost of in-house staff.

•	Tax Preparation and Advisory Services: Expert tax planning and consultation for your business.

•	Business Plan Preparation: Professional business plan development.

Note Regarding Forward Looking Statements

Statements in this press release including statements regarding Newtek’s beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions which could cause Newtek’s actual results to differ from management’s current expectations are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov.

For more information, please visit www.newtekbusinessservices.com.

Contact:

Newtek Business Services, Inc.

Jayne L. Cavuoto

Director of Investor Relations

212-273-8193

jcavuoto@newtekbusinessservices.com

NEWTEK BUSINESS SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, AND 2005

(In Thousands)

	2007	2006	2005
Revenue:
Electronic payment processing	$54,668	$43,341	$31,128
Web hosting	16,093	13,535	10,627
Interest income	5,498	6,237	4,844
Income from tax credits	5,314	15,607	36,669
Premium income	2,914	3,023	4,409
Servicing fee	1,949	1,932	1,950
Insurance commissions	899	916	1,203
Other income	5,500	3,314	5,040

Total revenue	92,835	87,905	95,870
Expenses:
Electronic payment processing costs	41,505	31,125	22,928
Salaries and benefits	22,293	16,986	16,184
Interest	14,043	16,281	15,997
Professional fees	7,930	6,302	7,802
Depreciation and amortization	7,360	6,148	4,508
Insurance	3,427	3,316	3,117
Provision for loan losses	840	405	2,258
Goodwill impairment	162	—	878
Other than temporary decline in value of investments	—	—	395
Other general and administrative costs	12,794	10,986	8,626

Total expenses	110,354	91,549	82,693
(Loss) income from continuing operations before minority interest, benefit (provision) for income taxes and discontinued	(17,519)	(3,644)	13,177
Minority interest	415	435	792

(Loss) income from continuing operations before benefit
(provision) for income taxes and discontinued operations	(17,104)	(3,209)	13,969
Benefit (provision) for income taxes	6,375	581	(6,548)

(Loss) income from continuing operations before discontinued operations	(10,729)	(2,628)	7,421
Discontinued operations, net of taxes	(490)	508	306

Net (loss) income	$(11,219)	$(2,120)	$7,727

Weighted average common shares outstanding
Basic	35,817	34,875	34,241
Diluted	35,817	34,875	34,280
(Loss) income per share from continuing operations:
Basic and diluted	($0.30)	($0.08)	$0.22
(Loss) income per share from discontinued operations, net of
Basic and diluted	($0.01)	$0.02	$0.01
Basic and diluted (loss) earnings per share	($0.31)	($0.06)	$0.23

NEWTEK BUSINESS SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2007 AND 2006

(In Thousands, except for Per Share Data)

	2007	2006
ASSETS
Cash and cash equivalents	$25,372	$26,685
Restricted cash	12,948	11,275
U.S. Treasury Notes	—	5,016
Asset held for sale	—	1,530
Credits in lieu of cash	92,781	106,425
SBA loans held for investment (net of reserve for loan losses of $2,196 and $2,332, respectively)	27,895	27,746
Accounts receivable (net of allowance of $321 and $23, respectively)	3,957	1,568
SBA loans held for sale	360	1,786
Accrued interest receivable	549	519
Investments in qualified businesses—cost method investments	509	542
Investments in qualified businesses—held to maturity debt investments	799	5,301
Prepaid and structured insurance	14,738	17,497
Prepaid expenses and other assets (net of accumulated amortization of deferred financing costs of $1,593 and $832, respectively)	7,932	7,682
Servicing asset (net of accumulated amortization and allowances of $3,160 and $2,081, respectively)	2,718	2,991
Fixed assets (net of accumulated depreciation and amortization of $6,616 and $4,065, respectively)	5,433	4,458
Intangible assets (net of accumulated amortization of $8,775 and $5,919, respectively)	8,829	9,141
Goodwill	12,996	10,575

Total assets	$217,816	$240,737

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$10,259	$8,509
Notes payable	4,700	10,651
Bank notes payable	22,065	16,391
Deferred revenue	2,032	2,761
Notes payable in credits in lieu of cash	79,085	86,332
Deferred tax liability	17,880	24,428

Total liabilities	136,021	149,072

Minority interest	4,970	4,596
Commitments and contingencies
Shareholders’ equity
Preferred stock (par value $0.02 per share; authorized 1,000 shares, no shares issued and outstanding)	—	—
Common stock (par value $0.02 per share; authorized 54,000 shares, issued and outstanding 36,081 and 35,479 not including 474 and 583 shares held in escrow and 473 held by an affiliate)	722	710
Additional paid-in capital	56,161	54,949
Retained earnings	20,245	31,464
Treasury stock, at cost (217 and 32 shares)	(303)	(54)

Total shareholders’ equity	76,825	87,069

Total liabilities and shareholders’ equity	$217,816	$240,737

Newtek Business Services, Inc.

2008 Guidance

Business Segments

$ Millions

	Electronic Payment Processing		Web Hosting		Small Business Finance		All Other		Corporate Activities
	High	Low	High	Low	High	Low	High	Low	High	Low
2008 Full Year
Revenue	66.1	65.5	18.5	18.0	11.0	10.5	3.0	2.5	4.0	3.5
Pretax Net Income	4.8	4.3	3.3	2.9	(1.5)	(2.0)	(2.7)	(3.2)	(8.2)	(8.7)
Interest Expense	0.1	0.1	0.0	0.0	1.8	1.8	—	—	—	—
Depreciation and Amortization	2.2	2.2	3.3	3.3	1.5	1.5	0.1	0.1	0.3	0.3
EBITDA	7.0	6.5	6.6	6.2	1.8	1.3	(2.6)	(3.1)	(7.8)	(8.3)
2008 1st Quarter
Revenue	15.0	14.8	4.4	4.2	1.7	1.6	0.7	0.5	1.1	1.0
Pretax Net Income	1.0	0.9	0.7	0.6	(1.4)	(1.5)	(0.8)	(0.9)	(2.0)	(2.1)
Interest Expense	0.0	0.0	0.0	0.0	0.4	0.4	—	—	—	—
Depreciation and Amortization	0.5	0.5	0.8	0.8	0.4	0.4	—	—	0.1	0.1
EBITDA	1.6	1.4	1.5	1.4	(0.6)	(0.7)	(0.7)	(0.9)	(1.9)	(2.0)
2008 2nd Quarter
Revenue	16.0	15.8	4.5	4.4	2.2	2.1	0.8	0.6	1.0	0.9
Pretax Net Income	1.1	1.0	0.8	0.7	(0.8)	(0.9)	(0.7)	(0.8)	(2.1)	(2.2)
Interest Expense	0.0	0.0	0.0	0.0	0.4	0.4	—	—	—	—
Depreciation and Amortization	0.5	0.5	0.8	0.8	0.3	0.3	—	—	0.1	0.1
EBITDA	1.7	1.6	1.6	1.5	—	(0.1)	(0.7)	(0.8)	(2.0)	(2.1)
2008 3rd Quarter
Revenue	16.8	16.7	4.7	4.6	3.3	3.2	0.8	0.6	1.0	0.9
Pretax Net Income	1.2	1.1	0.9	0.8	0.1	(0.1)	(0.7)	(0.8)	(2.1)	(2.2)
Interest Expense	0.0	0.0	0.0	0.0	0.5	0.5	—	—	—	—
Depreciation and Amortization	0.5	0.5	0.9	0.9	0.4	0.4	—	—	0.1	0.1
EBITDA	1.7	1.6	1.8	1.6	0.9	0.8	(0.6)	(0.8)	(2.0)	(2.1)
2008 4th Quarter
Revenue	18.3	18.2	4.9	4.7	3.8	3.7	0.8	0.7	1.0	0.8
Pretax Net Income	1.5	1.4	0.9	0.8	0.6	0.4	(0.6)	(0.7)	(2.1)	(2.2)
Interest Expense	0.0	0.0	0.0	0.0	0.5	0.5	—	—	—	—
Depreciation and Amortization	0.5	0.5	0.9	0.9	0.4	0.4	—	—	0.1	0.1
EBITDA	2.1	2.0	1.8	1.7	1.5	1.3	(0.6)	(0.7)	(2.0)	(2.1)

Totals may not add due to rounding.

Newtek Business Services, Inc.

2008 Guidance

$ Millions

	Business Segments Before CAPCO		CAPCO Segment		Intercompany Eliminations	Total Current Accounting		Total with adoption of SFAS 159*
	High	Low	Current Accounting	Adoption of SFAS 159*		High	Low	High	Low
2008 Full Year
Revenue	102.6	100.0	5.1	6.1	(4.6)	103.1	100.5	104.1	101.5
Pretax Net Income	(4.3)	(6.7)	(12.6)	(5.3)	—	(16.9)	(19.3)	(9.6)	(12.0)
2008 1st Quarter
Revenue	22.9	22.1	1.3	1.5	(1.2)	22.9	22.2	23.2	22.4
Pretax Net Income	(2.5)	(3.0)	(3.2)	(1.4)	—	(5.7)	(6.3)	(3.8)	(4.4)
2008 2nd Quarter
Revenue	24.5	23.7	1.3	1.5	(1.1)	24.6	23.9	24.9	24.2
Pretax Net Income	(1.6)	(2.2)	(3.1)	(1.3)	—	(4.7)	(5.3)	(2.9)	(3.5)
2008 3rd Quarter
Revenue	26.6	26.0	1.3	1.6	(1.1)	26.8	26.2	27.0	26.5
Pretax Net Income	(0.6)	(1.2)	(3.1)	(1.3)	—	(3.7)	(4.3)	(1.9)	(2.5)
2008 4th Quarter
Revenue	28.8	28.1	1.3	1.6	(1.1)	28.9	28.3	29.2	28.6
Pretax Net Income	0.4	(0.3)	(3.1)	(1.3)	—	(2.8)	(3.4)	(1.0)	(1.6)

Totals may not add due to rounding.

*	In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” ("SFAS 159”). SFAS No. 159 permits companies to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is exploring adoption of SFAS 159 in connection with the accounting for the Capco segment operations commencing January 1, 2008. If adopted and applied by the Company to certain financial instruments in the Capco segment, SFAS 159 will have a material non-cash effect on the Company’s statement of operations and financial position. The Company expects that adoption will result in a decrease in future non-cash losses associated with the Capco segment, as shown for demonstration purposes in the estimates above, and a one-time reduction of the Company’s retained earnings of between $20 million and $25 million.